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                                                                    EXHIBIT 11.1


                               ACCELGRAPHICS, INC.
         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  (amounts in thousands, except per share data)

                                                  Three Months Ended       Nine Months Ended
                                                    September 30,             September 30,
                                                  1997         1996         1997       1996
                                                 -------      -------      ------     -------
Weighted average common shares outstanding
  for period                                       8,367        1,151       5,525       1,121

Dilutive employee stock options and warrants          --           --         615          --
                                                 -------      -------      ------     -------
                                                   8,367        1,151       6,140       1,121

Common Equivalent Shares pursuant to Staff
  Accounting Bulletin No. 83 (1)                      --        5,137       2,072       5,137
                                                 -------      -------      ------     -------

Shares used in per share calculations              8,367        6,288       8,212       6,258
                                                 =======      =======      ======     =======

Net income (loss)                                $(1,163)     $  (598)     $  196     $(1,752)
                                                 =======      =======      ======     =======


Net income (loss) per share                      $ (0.14)     $ (0.10)     $ 0.02     $ (0.28)
                                                 =======      =======      ======     =======


(1) - Includes all Preferred Stock on an as-if converted basis and stock options and warrants granted after February 7, 1996 (using the treasury stock method).